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                                                                   EXHIBIT 23.16

                               CONSENT OF EXPERTS

AMEC E&C Services Limited hereby consents to the use of its reports "Technical Report Review of Musselwhite Mine Operations, Ontario" (dated April 4, 2003) and "Technical Report, La Coipa Mine, Chile" (dated May 5, 2003) and the reference to AMEC E&C Services Limited as experts in connection with the preparation of such reports, in registration statements and other documents filed by Kinross Gold Corporation with regulatory authorities.

AMEC E&C Services Limited



/s/ Kevin D. Brown
-------------------------------------
Kevin D. Brown
Manager, Oakville Operations

December 17, 2003